EXHIBIT 12.1

First BanCorp

Computation of Ratio of Earnings to Fixed Charges

Quarter Ended March 31, 2013
Including Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(71,011)
Plus:
Fixed Charges (excluding capitalized interest)	36,575

Total Earnings (Losses)	$(34,436)

Fixed Charges:
Interest expensed and capitalized	$35,732
An estimate of the interest component within rental expense	843

Total Fixed Charges	$36,575

Ratio of Earnings to Fixed Charges	(A)
Excluding Interest on Deposits
Earnings (Losses):
Pre-tax loss from continuing operations	$(71,011)
Plus:
Fixed Charges (excluding capitalized interest)	11,031

Total Earnings (Losses)	$(59,980)

Fixed Charges:
Interest expensed and capitalized	$10,188
An estimate of the interest component within rental expense	843

Total Fixed Charges	$11,031

Ratio of Earnings to Fixed Charges	(A)

(A)	For the quarter ended March 31, 2013, the ratio coverage was less than 1:1. The Corporation would have to generate additional earnings of $71.0 million to achieve a ratio of 1:1 for the quarter ended March 31, 2013.